Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-3 of Surgalign Holdings, Inc. of our report dated December 22, 2020, relating to the consolidated financial statements of Holo Surgical Inc., and to the reference to our Firm under the caption “Experts”.

/s/ BAKER TILLY US, LLP

Chicago, Illinois

December 23, 2021